Hahn Automotive Warehouse, Inc.
      415 West Main Street, Rochester, New York 14608-1944
            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  To Be Held on March 14,  1997



To Our Shareholders:

      The Annual Meeting of Shareholders of Hahn Automotive Warehouse, Inc. ("Company"), a New York corporation, will be held at the Hyatt Regency Hotel, 125 East Main Street, Rochester, New York 14604 on Friday, March 14, 1997, at 10:00 a.m. (Local Time), for the following purposes:

     (1) To elect four directors of the Company, each for a term of two years;
        (2) To consider and act upon a proposal to approve an amendment to the Company's 1992 Stock Option Plan; and
        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on January 24, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof. A Proxy Statement and proxy are enclosed. It is important that all shares be represented at the Annual Meeting.

      The Board of Directors extends a cordial invitation to all shareholders to attend the Annual Meeting. If you are unable to attend the meeting in person, you should sign, date and return the enclosed proxy in the return envelope that has been provided. You may revoke your proxy and vote in person if you decide to attend the Annual Meeting.

                         By Order of the Board of Directors,


                         DANIEL J. CHESSIN,
                         Director, Executive Vice President
                         and Secretary

Rochester, New York
January 24, 1997


                 Hahn Automotive Warehouse, Inc.
                         PROXY STATEMENT
                               for
                 ANNUAL MEETING OF SHAREHOLDERS
                         MARCH 14, 1997

       This Proxy Statement and the accompanying proxy are furnished to the shareholders of Hahn Automotive Warehouse, Inc. ("Company"), a New York corporation, in connection with the solicitation by and on behalf of the Board of Directors of the Company, to be used at the Annual Meeting of Shareholders of the Company, ("Annual Meeting"), which will be held on Friday, March 14, 1997, at 10:00 A.M. (Local Time) at the Hyatt Regency Hotel, 125 East Main Street, Rochester, New York 14604, to act upon (1) the election of four directors, (2) to act upon a proposal to amend the 1992 Stock Option Plan, and (3) such other business as may properly come before the Annual Meeting. This Proxy Statement and the proxy are being first mailed to shareholders on or about January 27, 1997.

      If the enclosed proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted in accordance with the directions contained therein. If the proxy is signed and returned without choices having been specified, the shares represented thereby will be voted FOR the election of the four director nominees and for the amendment to the 1992 Stock Option Plan described herein. The proxy may be revoked by the person giving it at any time prior to its use by filing with the Company's Secretary a written revocation, a duly signed later dated proxy or by requesting return of the proxy at the Annual Meeting and voting in person.

      The Board of Directors has fixed the close of business on January 24, 1997 as the record date for determining the holders of the Company's Common Stock, par value $.01 per share, ("Common Stock") entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof. At the close of business on January 24, 1997, the Company had outstanding 4,562,513 shares of Common Stock, each of which is entitled to one vote. The Common Stock is the Company's only class of voting securities outstanding. A majority of the outstanding shares of Common Stock (2,281,257 shares) present in person or by proxy will constitute a quorum, which is required to transact business at the Annual Meeting.

      Four directors are to be elected at the Annual Meeting. Directors are elected by a plurality of the shares present at the meeting, in person or by proxy, at which a quorum of shares is represented. This means that those nominees receiving the largest number of votes cast are elected, up to the maximum number of directors to be elected at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding common stock is required for approval of the proposal to amend the 1992 Stock Option Plan.

     Boxes and a procedure of circling the name of a nominee have been provided on the enclosed Proxy card to withhold authority to vote for one or more of the directors nominees or to withhold authority to vote or abstain on the proposal to amend the 1992 Stock Option Plan. Abstentions are considered in determining the number of votes required to attain a majority of the outstanding Common Stock in connection with the proposal to amend the 1992 Stock Option Plan. Because this proposal requires the affirmative vote of a majority of all outstanding Common Stock entitled to vote for approval, an abstention on such proposal will have the same legal effect as a vote against the proposal. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such persons. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum, but have no impact on the election of directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes.

                      ELECTION OF DIRECTORS
                          (Proposal 1)

      The Board of Directors of the Company consists of two classes comprised of four members each. All members of one class are elected at each annual shareholders meeting to hold office for a full term of two years.

      The Board of Directors has nominated Daniel J. Chessin, Ira
D. Jevotovsky, Stephen B. Ashley, and E. Philip Saunders for election to the Board at the forthcoming Annual Meeting. If elected, each such nominee will hold office until the annual shareholders meeting to be held in 1999 and until a successor is duly elected and qualified.

      The Board of Directors recommends the election of all four nominees and it is intended that the named proxies (unless otherwise directed) will vote the enclosed proxy FOR the election of these nominees. Although the Board of Directors believes that all of the nominees will be available to serve, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors of the Company. The proxies, however, cannot vote for more than four nominees.

INFORMATION CONCERNING DIRECTORS AND NOMINEES FOR ELECTION

      The name, principal occupation, business experience and age of each director and nominee for director and his term of office and period of previous service as a director of the Company are set forth below. No person set forth below was selected as a director or nominee pursuant to any arrangement or understanding with any other person.

Term Expires in 1997; Nominated for Election for Term Expiring in
1999

      Daniel J. Chessin has been Executive Vice President of the Company since March 1995, and Secretary and a Director of the
Company since May 1992. Prior to that time, he held various offices with the Company since beginning employment with the Company in March 1988. From 1987 until he joined the Company in 1988, Mr. Chessin practiced law. Mr. Chessin is a member of the Board of Governors of the Car Care Council. Mr. Chessin is 35 years of age.

      Ira D. Jevotovsky has been Vice President-Human Resources and a director of the Company since May 1992. From September 1989, when he joined the Company, to May 1992, he managed a region of the Company's operations. From September 1983 through September 1989, Mr. Jevotovsky was employed as a counselor and therapist by Student Assistant Services in Ardsley, New York. Mr. Jevotovsky is 41 years of age.

      Stephen B. Ashley has been a director of the Company since May 1992. Effective January 1, 1997, Mr. Ashley is Chairman and Chief Executive Officer of the Ashley Group (related companies focused on management, brokerage, financing and investment in commercial and multifamily real estate). Mr. Ashley has served as Chairman and Chief Executive Officer of both Sibley Mortgage Corporation and Sibley Real Estate Services, Inc. from January 1991 to March 1996, at which time he resigned as Chief Executive Officer of Sibley Mortgage Corporation. Prior to 1991 he served as President and Chief Executive Officer of both corporations (or their predecessors-in-interest) since 1975. He is also a director of The Genesee Corporation (which operates a brewery), the Federal National Mortgage Association, Inc. (Fannie Mae) and Manning & Napier Fund, Inc. (an advisory firm to a family of mutual funds). Mr. Ashley is 56 years of age.

      E. Philip Saunders has been a director of the Company since May 1992. Mr. Saunders has been Chairman and Chief Executive Officer and a director of Sugar Creek Corp. and its subsidiaries, W.W. Griffith Oil Co. (a petroleum distributor) and Sugar Creek Stores, Inc. (a convenience store operator) since 1977 and 1982, respectively. He has also been Chairman and Chief Executive Officer of Travel Ports of America, Inc. (a truck stop chain operator) since November 1987. Mr. Saunders previously served as a director of Truckstops of America, Inc. and of Ryder Systems, Inc. after that corporation acquired Truckstops of America, Inc. and as a director of Richardsons Food Corporation (a distributor of dessert toppings and condiments). Mr. Saunders is 59 years of age.

Term Expires in 1998

      Michael Futerman founded the Company in 1958. He has been Chief Executive Officer of the Company since May 1992. Mr. Futerman served as President of the Company from the time it was incorporated through May 1992 and has been a director of the Company since it was incorporated in 1958. Mr. Futerman has over 38 years experience in the automotive aftermarket business. Mr. Futerman is 69 years of age.

      Eli N. Futerman has been President of the Company since May 1992. Prior to that time, he held various offices with the Company, including Vice President and Secretary, since beginning employment with the Company in June 1980. Mr. Futerman has been a director of the Company since September 1979. Mr. Futerman is a member of the Board of Directors of Auto Value Associates, Inc., the programmed distribution group of which the Company is a member. Mr. Futerman is 38 years of age.

     Gordon E. Forth has been a director of the Company since May
1992.  Mr. Forth is a partner of Woods, Oviatt, Gilman, Sturman &
Clarke  LLP, a law firm that he has been associated  with   since
August 1987.  Mr. Forth is 35 years of age.

      Robert I. Israel has been a director of the Company since May 1992. Mr. Israel has been a Managing Director of Schroder Wertheim & Co. Incorporated, (or its predecessor-in-interest) an investment banking firm, since May 1991, with responsibility for that firm's Energy Group. Prior to joining Schroder Wertheim & Co. Incorporated, Mr. Israel was a Senior Vice President at Dillon, Read & Co. Inc., which he joined in April 1984, where he was primarily responsible for new business development in corporate finance. From October 1987 until July 1991, Mr. Israel served as a director of Hi-Lo Automotive, Inc. (an automotive parts retailer). Mr. Israel is 47 years of age.

Family Relationships

     Eli N. Futerman is the son of Michael Futerman.  Both Daniel
J.  Chessin  and  Ira  D. Jevotovsky are sons-in-law  of  Michael
Futerman. There are no other family relationships between any of the other directors or executive officers of the Company.


DIRECTORS MEETINGS AND BOARD COMMITTEES

      The Board of Directors of the Company met four times during the fiscal year ended September 30, 1996. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and Board committees on which they served during fiscal 1996.

     The standing committees of the Board of Directors consist of the  Executive, Compensation, Audit, Stock Option and  Retirement
Committees.   The Board of Directors does not have  a  nominating
committee.

     The Executive Committee members are Messrs. Michael Futerman, Eli N. Futerman and Robert I. Israel. The Executive Committee may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company except as limited by law. The Executive Committee did not hold any formal meetings during fiscal 1996.

     The Compensation Committee is comprised of Messrs. Michael Futerman, Eli N. Futerman and Robert I. Israel. The function of the Compensation Committee is to make recommendations to the Board with respect to the salaries and other compensation for the executive officers and certain key employees of the Company and its subsidiaries. The Compensation Committee held one meeting during fiscal 1996.

      The Audit Committee members include Messrs. Ashley, Forth and Saunders. The Audit Committee is responsible for evaluating and approving annually the services performed by the Company's accountants as well as reviewing the Company's accounting practices and internal controls. The Audit Committee recommends to the Board the appointment of independent public accountants and reviews with representatives of the independent public accountants the scope of their examination, their fees, the results of their examination and any problems identified by the independent public accountants regarding internal controls, together with their recommendations. The Audit Committee met on two occasions during fiscal 1996.

      The Stock Option Committee was established for the sole purpose of administering the Company's 1992 Stock Option Plan, including the granting of stock options thereunder. Messrs. Israel, Forth and Saunders currently comprise this committee. The Stock Option Committee held one meeting during fiscal 1996. On November 8, 1996, the Board of Directors elected to assume responsibilities for the administration of the 1992 Stock Option Plan.

       The  Retirement  Committee  consists  of  Messrs.  Michael
Futerman,  Eli N. Futerman and Ira D. Jevotovsky.  The Retirement
Committee is authorized to make decisions relating to the Company's retirement plans.

     The Company's non-employee directors are paid $1,000 for each Board meeting and $500 for each committee meeting attended and reimbursed for ordinary and necessary expenses incurred in connection with such meetings. Pursuant to the Company's 1993 Stock Option Plan for Non-Employee Directors, Messrs. Ashley, Forth, Israel and Saunders were each awarded on March 15, 1996 non-qualified stock options to purchase 1000 shares of Common Stock at $8.50 per share. The exercise price for these options is based on the closing price of the Common Stock on the date the options were granted.

              INFORMATION ABOUT EXECUTIVE OFFICERS

     The following table sets forth certain information about the Company's executive officers:


Name                     Age  Position

Michael Futerman         69   Director and Chief Executive Officer
Eli N. Futerman          38   Director and President
Daniel J. Chessin        35   Director,  Executive Vice President
and Secretary
Ira D. Jevotovsky        41   Director and Vice President - Human
Resources
David M. Appelbaum       44   Vice President - Direct Distribution
David S. Beckerman       38   Vice President - Real Estate
Albert J. Van Erp        59   Vice President - Finance
Timothy Vergo            47   Vice President - Wholesale Operations
Wayne T. Yodzio          38   Vice President - Retail Operations

       David M. Appelbaum became Vice President - Direct Distribution on September 30, 1994. Prior to joining the Company, Mr. Appelbaum served as President of Meisenzahl Auto Parts, Inc. and Regional Parts, Inc. since 1986 and 1979, respectively; both companies engage in the direct distribution of automotive aftermarket parts and were acquired by the Company on September 30, 1994. Mr. Appelbaum is 44 years of age.

      David S. Beckerman joined the Company as Vice President - Real Estate in May 1994. Prior to his employment with the Company, Mr. Beckerman was a partner of Beckerman and Beckerman, a law firm where he practiced law since 1984. Mr. Beckerman is 38 years of age.

      Albert J. Van Erp has been Vice President - Finance of the Company since May 1992. From December 1985 to May 1992, he served as Controller of the Company. Mr. Van Erp has over 30 years experience in corporate internal accounting. Mr. Van Erp is 59 years of age.

     Timothy Vergo has been Vice President - Wholesale Operations of the Company since May 1992. From August 1981 to May 1992, he served as Director of Operations of the Company. Mr. Vergo is 47 years of age.

      Wayne T. Yodzio joined the Company in November 1995. Prior to joining the Company, Mr. Yodzio was employed by ADAP, Inc. (a specialty retailer of automotive parts and accessories) for 18 years. Mr. Yodzio started his automotive aftermarket career as a counter salesman for ADAP, Inc. and held various executive positions with that organization before becoming it's President in 1989. Mr. Yodzio is 38 years of age.

      See Election of Directors above for information concerning the Company's other executive officers.

               AMENDMENT TO 1992 STOCK OPTION PLAN
                          (Proposal 2)


General

      The  Company's  1992 Stock Option Plan was adopted  by  the
Company's Board of Directors and shareholders in June 1992 and amended by the Company's Board of Directors and shareholders in March 1994 (as amended, the "1992 Plan"). The primary purpose of the 1992 Plan is to provide long-term incentives and rewards to officers (including officers who may be directors) and other key employees responsible for success and growth of the Company, to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of the Company. On November 8, 1996, the Board of Directors approved a second amendment to the 1992 Plan, which, among other things, increased the number of shares available for issuance pursuant to the exercise of options granted thereunder to 750,000 shares and extended the term of the 1992 Plan an additional five years ("Amendment"), subject to approval by the shareholders. A copy of the Amendment is annexed hereto as Exhibit A. The material features of the 1992 Plan, as currently in effect, are described below.

      Pursuant to the 1992 Plan, options may be granted to key employees of the Company or any subsidiary in which the Company owns more than 50% of the total combined voting power of all classes of stock, up to the aggregate of 500,000 shares. As of January 24, 1997, there were outstanding options to purchase 496,000 shares of Common Stock and no shares remained available for future awards. As currently in effect, the 1992 Plan expires on July 31, 1997. If approved, the Amendment would continue the 1992 Plan by increasing the total number of Common Stock shares available and reserved for issuance to 750,000 shares and extend the effectiveness of the 1992 Plan through and including July 31, 2002.

      The Board of Directors believes it is in the best interest of the Company and its shareholders to approve the Amendment to allow the Company to continue to grant options under the 1992 Plan to secure for the Company the benefits of the additional incentive inherent in the ownership of Common Stock by officers and key employees of the Company and its subsidiaries and to help the Company and its subsidiaries secure and retain the seniority of such persons.


New Plan Benefits

      On November 8, 1996, the Board of Directors awarded options for the purchase of 89,250 shares to the Company's employees, of which 50,604 shares in the aggregate are subject to shareholder approval of the Amendment. The awards consisted of non-qualified ten year options which vest ratably during the three years after award. The options were granted with an exercise price of $8.00 per share, the last reported sale price of the Common Stock on the option grant date. The following table sets forth the number of option shares which are subject to shareholder approval of the Amendment A for the named executive officers and to specified groups and persons.

                        NEW PLAN BENEFITS

Name and Title                               Awards Granted
of Group                                     (No. of Shares)

Michael Futerman, Chief Executive Officer                  0
Eli N. Futerman, President                                 0
David Appelbaum, Vice President-Direct Distribution    5,670
Timothy Vergo, Vice President-Wholesale Operations     5,670
Wayne T. Yodzio, Vice President-Retail
Operations                                             5,670

Executive Group                                       34,303

Non-Executive Director Group                               0

Non-Executive Officer Employee Group                  16,301


Description of the 1992 Plan as Currently in Effect

     The major features of the 1992 Plan, as currently in effect, are summarized below.

     The 1992 Plan provides for the granting of incentive options as defined under Section 422(b) of the Internal Revenue Code, or non-qualified stock options. A total of 500,000 shares of the Company's Common Stock are reserved for issuance under the 1992 Plan. The 1992 Plan terminates on July 31, 1997 unless sooner terminated by the Company's Board of Directors.

      The 1992 Plan is administered by the Company's Stock Option Committee or the Company's Board of Directors if it elects to administer the 1992 Plan itself ("Committee" which term includes the Stock Option Committee or the Board of Directors, as applicable). The Committee determines which eligible individuals receive option grants, whether the granted options will be incentive stock options or non-qualified stock options, the number of shares of Common Stock to be covered by the option and the option's exercise price, which may not be less than 100% of the fair market value of the Common Stock on the date of grant, except that the exercise price for incentive stock options granted to employees owning more than 10% of the combined voting power of all classes of stock of the Company or its parent or subsidiary at the date of grant (a "10% Holder") shall not be less than 110% of the fair market value of the Common Stock at the date of grant. The Committee also determines the duration of the options, which may not exceed ten years from the date of grant (except that the duration for incentive stock options granted to a 10% Holder may not exceed five years).

      All options granted under the 1992 Plan are exercisable prior to their expiration in accordance with the vesting schedule determined by the Committee. Unless varied by the Committee, options will generally vest in ratable amounts each year over three years from the date of grant. Options will generally terminate three months after the termination of the option holder's employment with the Company (or one year after such termination because of death or disability). No shares of Common Stock issued upon the exercise of any option granted under the 1992 Plan may be sold less than six months after the date the option was granted unless otherwise authorized by the Committee. The purchase price payable upon exercise of each option granted under the 1992 Plan may be paid with cash, check, delivery of shares of Common Stock owned by the holder thereof, surrender of "in-the-money" exercisable options granted under the 1992 Plan or any combination of the foregoing.

      The Committee, in its discretion, may grant a new or reload option to an option holder who uses already owned shares of the Common Stock to pay the exercise price of an option. Subject to certain limitations, the reload option gives each grantee the right to purchase the same number of shares of Common Stock as the grantee used to pay the exercise price of the options. A reload option must have an exercise price equal to the fair market value of the Common Stock on the date of the exercise of the option for which payment is being made and have an expiration date no later than the expiration date of the exercised option.

      In the event of a "change in control" of the Company as defined in the 1992 Plan, options outstanding at least one year prior to the "change of control" shall become fully vested and immediately exercisable and, to the extent permitted by law, an option agreement may be amended by the Committee to free restrictions on Common Stock acquired under an option.

Required Affirmative Vote

     The vote of at least a majority of the outstanding shares of Common Stock present is required to approve the proposal to amend the 1992 Plan. If not approved, the proposed Amendment which is subject to shareholder approval will not become effective and conditional options granted on November 8, 1996 will become void.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission reports of transactions in its Common Stock. The Company believes that during fiscal 1996,
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with by all such persons.

EXECUTIVE COMPENSATION

       The summary compensation table below sets forth the compensation paid or accrued for services rendered in all capacities to the Company during the last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers during fiscal 1996.

                Summary Compensation Table


Annual Compensation


Name and Principal   Fiscal Year <F1>Salary ($)    Bonus ($))
Position
Michael Futerman            1996        336,921      60,000
Chief Executive             1995        327,338         -
Officer
                            1994        317,200      90,000

Eli N. Futerman             1996        292,847      40,000
President                   1995        284,425         -
                            1994        268,600      75,000

David M. Appelbaum          1996        128,561      61,907
Vice President -            1995        125,974      46,750
Direct Distribution         1994            -           -

Timothy Vergo               1996        129,453      40,000
Vice President -            1995        119,404      30,000
Wholesale                   1994        107,440      20,000
Operations

Wayne T. Yodzio             1996        109,135     156,000
Vice President -
Retail Operations



Annual Compensation    Long-Term
                    Compensation
                     Securities       All
                     Underlying      Other
                    Options/SARs  Compensation
Name and Principal    <F2>(#)       <F4>($)
Position
Michael Futerman         -              53,283
Chief Executive          -              52,861
Officer
                         -              51,486

Eli N. Futerman          -              32,551
President                135,200       285,246
                          35,693        17,986

David M. Appelbaum         5,200         1,999
Vice President -           8,112         1,795
Direct Distribution

Timothy Vergo              5,200         2,094
Vice President             8,112         1,658
Warehouse                 10,816         2,668
Operations

Wayne T. Yodzio           15,600             0
Vice President
Retail Operations




<F1>   Includes  portion of salary deferred under  the  Company's
401(k) Profit Sharing and Savings Plan.

<F2>   Options granted during fiscal 1996, fiscal 1995 and fiscal
1994 have been restated to reflect a 4% stock dividend approved by the Board of Directors on March 15, 1995 and 1996, to holders of record on April 10, 1995 and 1996, and distributed on May 1, 1995 and 1996, respectively.

<F3>   Includes  the  aggregate value of the  Company's  matching contribution during fiscal 1996 to the Company's 401(k) Profit Sharing and Savings Plan. During the 1996 fiscal year, the Company made matching contributions in the following amounts to the accounts of the following executive officers: Michael Futerman, $1,283; Eli N. Futerman, $1,252; David M. Appelbaum, $799; Timothy Vergo, $1,011.

<F4>    Includes premiums paid by the Company during fiscal  1996
on insurance policies on the lives of the executive officers named in the table. The Company is the owner and beneficiary of such insurance policies that were purchased in connection with the non-qualified selective incentive plan provided by the Company which provides for certain retirement or death benefits to the officers or their designated beneficiaries. During fiscal 1996, the Company made premium payments in the following amounts for such insurance policies on the lives of the following executive officers: Eli N. Futerman, $2,206; David M. Appelbaum, $1,200; and Timothy Vergo, $1,083.

<F5>    Includes $52,000 that the Company accrued during fiscal 1996 under a deferred compensation agreement entered into by the Company with Mr. Futerman in November 1992 which provides for the payment to Mr. Futerman or his designees of 15 payments of $50,000 each after his retirement from the Company.

<F6>    Includes $29,093 of premiums paid by the Company during
fiscal 1996 on four insurance policies owned by, and on the life of, Mr. Futerman, which have a total death benefit of approximately $2,200,000 and under which Mr. Futerman has the discretion to designate the beneficiary or beneficiaries.


OPTIONS GRANTS IN FISCAL 1996

     The following table sets forth stock options granted during 1996 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during such fiscal year.


Individual Grants       Options/SAR
                     Grants in Last
                        Fiscal Year

(a)                        (b)          (c)         (d)
                        Number of   % of Total
                       Securities   Options/SARs
                       Underlying   Granted to
                      Options/SARs   Employees  Exercise or
                         Granted     in Fiscal   Base Price
Name                     <F1>(#)       Year      <F2>($/sh)
Michael Futerman            -            -           -
Chief Executive
Officer

Eli N. Futerman             -            -           -
President

David M. Appelbaum        5,200        8.70%       10.38
Vice President
Direct
Distribution

Timothy Vergo             5,200        8.70%       10.38
Vice President
Warehouse
Operations

Wayne T. Yodzio          15,600       26.00%         8
Vice President
Retail Operations
                                  Potential
                                 Realizable
                                   Value at
                                    Assumed
                                     Annual
                                   Rates of
                                Stock Price
                                Appreciation
Individual Grants                for Option
                                      Terms
                                    <F4>($)

(a)                    (e)




                   Expiration
Name            <F3> Date        5% ($)    10% ($)
Michael Futerman        -           -          -
Chief Executive
Officer

Eli N. Futerman         -           -          -
President

David M. Appelbaum  11/29/05     33,945     86,024
Vice President
Direct
Distribution

Timothy Vergo       11/29/05     33,945     86,024
Vice President
Warehouse
Operations

Wayne T. Yodzio      11/8/05     78,485    198,899
Vice President
Retail Operations


<F1>   Each option shown in the table was granted under the
Company's 1992 Plan. Each option becomes exercisable in equal ratable installments over three years, commencing one year after the grant date. The options permit the exercise price to be paid, in whole or in part, by cash, surrender to the Company of already-owned Common Stock or "in-the-money" exercisable options for the Common Stock. Under the option grants, the Company will grant a reload option for the amount of shares of Common Stock so surrendered, subject to sufficient shares being available under the 1992 Plan.

<F2>   The exercise price for grants to Messers. Appelbaum and
Vergo were $4.50 above the closing price of the Common Stock on the date of the option grants. The exercise price for Mr. Yodzio was $1.88 above market price on the grant date and was negotiated in connection with his acceptance of employment at the Company.

<F3>   These options were granted for a term of no greater than
10 years, subject to earlier termination upon the occurrence of certain events related to termination of employment.

<F4>   Under the Securities and Exchange Commission's rules and
regulations, companies are required to show hypothetical "option spreads" that would result from assumed appreciation of the underlying securities of awarded options during their respective terms. The "option spread" shown is based on assumed annual compound stock appreciation rates of 5% and 10%, respectively, during the entire term of the options. The ultimate option spread, however, will depend on the market value of the Common Stock at a future date, which may or may not correspond to such hypothetical appreciation.


OPTIONS EXERCISE IN FISCAL 1996

     The following table sets forth stock options exercised by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during fiscal 1996 and the number and value of all unexercised options at September 30, 1996.


        Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values


                      Shares
                    Acquired on    Value
Name               Exercise (#) Realized ($)
Michael Futerman         -           -
Chief Executive
Officer

Eli N. Futerman          -           -
President

David M. Appelbaum       -           -
Vide President
Direct
Distribution

Timothy Vergo            -           -
Vice President
Warehouse
Operations

Wayne T. Yodzio          -           -
Vice President
Retail Operations


                     Number
                     of
                     Securities
                     Underlying
                     Unexercised
                     Options/
                     SARs at
                     Fiscal
                     Year-End
                       1996
Name               Exercisable   Unexercisable
Michael Futerman         -             -
Chief Executive
Officer

Eli N. Futerman         123,123          56,964
President

David M. Appelbaum        2,704          10,608
Vide President
Direct
Distribution

Timothy Vergo            15,323          14,213
Vice President
Warehouse
Operations

Wayne T. Yodzio               0          15,600
Vice President
Retail Operations


                   Value of Unexercised
                   In-The-Money Options/SARs
                   Fiscal Year End 1996
Name               Exercisable    <F1>Unexercisable
Michael Futerman         -               -
Chief Executive
Officer

Eli N. Futerman          -               -
President

David M. Appelbaum       -               -
Vide President
Direct
Distribution

Timothy Vergo            -               -
Vice President
Warehouse
Operations

Wayne T. Yodzio          -               -
Vice President
Retail Operations

<F1>   An "in-the-money" stock option is an option for which the
market price on September 30, 1996, of the Company's Common Stock underlying the option exceeds the options exercise price. As of September 30, 1996, the market price of the Company's Common Stock was $8.00. The exercise price of the options disclosed in the above table in all cases equalled or exceeded the market price of the Company's Common Stock on that date.


REPORT ON EXECUTIVE MANAGEMENT COMPENSATION

      The Company's goals for the compensation of its executive management is to compensate fairly for a job well done and to retain key employees while providing them with proper motivation
to   maximize   shareholder  value.   The   Company's   executive
compensation program consists of three principal elements: (1) base salary, (2) annual bonuses, which reward for overall Company performance and individual performance, and (3) options awarded under the Company's 1992 Plan, which also reward and provide long-term incentives that are intended to align the interests of option recipients with those of shareholders.

      The Compensation Committee annually recommends to the Board of Directors the salary and bonuses to be paid to the Company's Chief Executive Officer and other members of executive management. The Compensation Committee's salary and bonus recommendations for such persons are generally based on a subjective assessment of the performance of the Company and the executive management member under consideration as well as the executive's particular experience and level of responsibility. The Committee does not use any specific criteria for measurement of corporate performance or weight in a formalized manner any of the various factors which it considers. The Board members vote on the Committee's recommendations (except with respect to salary and bonuses proposed for them) in light of their own experiences and familiarities with compensation practices. In fiscal 1996, all recommendations of the Compensation Committee were approved by the Board.

      At the beginning of fiscal 1996, based on a recommendation of the Compensation Committee, the Board of Directors approved a performance-based bonus plan for the Company's Vice President - Retail Operations, Wayne T. Yodzio, for the 1996 and 1997 fiscal years. Under the bonus plan, Mr. Yodzio is entitled to an annual bonus for each such fiscal year based on the improvement in the AUTOWORKS retail division's operating income (loss) for the year. During fiscal 1996, Mr. Yodzio earned $156,000 under this bonus plan.

      The Company's Stock Option Committee is responsible for awarding options under and otherwise administering the Company's 1992 Plan. During fiscal 1996, the Stock Option Committee awarded options under the 1992 Plan to executive management members and certain key employees for the purchase of up to 83,504 (adjusted for the 4% 1996 stock dividend) shares of Common Stock. On November 8, 1996, the Board of Directors elected to assume these duties. The Stock Option Committee based the amount of such awards on the subjective determination of the Committee members as to the past contribution and potential contribution of the option recipients to the Company's overall success, without particular emphasis on either such component. In determining the award of options during fiscal 1996, the Stock Option Committee did not take into account options already held by option recipients.

     Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain executive officers to $1 million, unless specified requirements are met. The Compensation Committee has carefully considered the impact of this provision in the Tax Law. At this time, it is the Committee's intention to continue to compensate all officers based on overall performance.

            The Committee expects that most, if not all compensation paid to officers will qualify as a tax deductible expense. However, it is possible that at some point in the future, circumstances may cause the Committee to authorize compensation that is not deductible.

                    Respectfully submitted,

January 24, 1997    Michael Futerman*        Eli N. Futerman*
                    Daniel J. Chessin        Ira D. Jevotovsky
                    Stephen B. Ashley        Gordon E. Forth+
                    Robert I. Israel*+       E. Philip Saunders+

* Compensation Committee Member    +  Stock Option Committee Member


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, the Compensation Committee was comprised of Messrs. Michael Futerman, Eli N. Futerman and Mr. Robert I. Israel, and the Stock Option Committee was comprised of Messrs. Forth, Israel and Saunders. Mr. Michael Futerman is the Company's Chief Executive Officer and Mr. Eli N. Futerman is the Company's President. Mr. Forth is a Partner of Woods, Oviatt, Gilman, Sturman & Clarke, LLP, which serves as the Company's principal outside legal counsel.


PERFORMANCE GRAPH

      The Performance Graph shown below compares the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the total return of the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies) and the Motor Vehicle New Parts Supply and Wholesale Industry peer group constructed by the Company. The comparison of total return assumes that a fixed investment of $100 was invested on January 20, 1993, in the Company's Common Stock and in the foregoing index and peer group and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.


           <F1> COMPARISON OF CUMULATIVE TOTAL RETURN


                      Base
                      Period   Return   Return   Return   Return
Company/Index Name    1/20/93  Sep 93   Sep 94   Sep 95   Sep 96

Hahn Automotive Whs.    100     88.00   123.00    58.24    69.22
NASDAQ                  100    109.26   109.54   150.81   178.97
PEER GROUP              100    130.41   139.03   158.49   177.41

<F1>    The  component  issuers of the Motor  Vehicle  New  Parts
Supply and Wholesale Industry Group shown above include: ICIS Management Group (f/k/a Altier Sales Co., Inc.), Amalgamated
Automotive Industries, APS Holding Corp., Capital Industries, Inc., Coast Distributor Systems, Inc., Custom Chrome, Inc., Genuine Auto Parts Company, Hahn Automotive Warehouse, Inc., Oakhurst Co. Inc. (f/k/a Oakhurst Capital Inc.) and Republic Automotive Parts. The returns of the component issuers have been weighted according to their respective market capitalizations as of the beginning of each period for which a return is indicated. Seaport Corporation ceased filing with the Securities and
Exchange Commission and has been excluded this year from the Motor Vehicle New Supply and Wholesale Industry Group.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The   following  table  sets  forth  certain   information
concerning each group or person known to the Company who beneficially owned in excess of 5% of the Company's outstanding
Common Stock at December 31, 1996


Name and Address of           Amount and Nature of
Beneficial Owner              Beneficial Ownership    <F5>Percent of Class
Michael and Sara Futerman
415 West Main Street
Rochester, NY 14608           <F1>2,135,258               46.8%

Eli N. Futerman
415 West Main Street
Rochester, NY 14608           <F2>  388,496                8.3%

JSC, Inc.
200 C Baynard Bldg.
3411 Silverside Road
Wilmington, DE 19810           <F3> 281,216                6.2%

David M. Appelbaum
415 West Main Street
Rochester, NY 14608            <F4> 246,181                5.4%


<F1>    Michael Futerman is the record owner of 1,962,219  shares
and Sara Futerman is the record owner of 173,039 shares. Mr. and Mrs. Futerman disclaim beneficial ownership over all shares not held of record by them in their respective names.

<F2>    Includes 15,849 shares owned by members of Mr. Futerman's
immediate family and 135,020 shares which may be purchased by Mr. Futerman pursuant to stock options that are currently exercisable or become exercisable within 60 days from December 31, 1996. Mr. Futerman disclaims beneficial ownership of shares not held of record by him.

<F3>    This information is based solely on a Schedule 13D  dated
November  27,  1996, relating to the Common Stock filed  by  JSC,
Inc. with  the Securities and Exchange Commission.

<F4>    Includes  4,437  shares which may  be  purchased  by  Mr.
Appelbaum   pursuant   to  stock  options  that   are   currently
exercisable  or become exercisable within 60 days  from  December
31, 1996.

<F5>   The percentages in this column have been calculated on the basis of the 4,562,513 shares outstanding on December 31, 1995, plus the number of shares of Common Stock deemed outstanding pursuant to Securities and Exchange Commission Rule 13d-3(d)(1).

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth the number of shares of Common Stock beneficially owned at December 31, 1996 by each director, each nominee for director, each executive officer named in the summary Compensation Table and by all directors and officers of the Company as a group.


                                   Amount and Nature of     Percent
Director, Nominee or Group         <F1>Beneficial Ownership <F8>of Class
Michael Futerman,
Chief Executive Officer and Director    <F2>2,135,258          46.8

Eli N. Futerman,
President and Director                    <F3>388,496           8.3

Daniel J. Chessin,
Executive Vice President,
Secretary and Director                    <F4>117,778           2.6

Ira D. Jevotovsky,
Vice President-Human Resources
and Director                               <F5>89,866           2.0

Stephen B. Ashley, Director                 <F6>6,188           *

Gordon E. Forth, Director                   <F6>5,312           *

Robert I. Israel, Director                 <F6>18,624           *

E. Philip Saunders, Director                <F6>4,688           *

David M. Appelbaum,
Vice President-Direct Distribution        <F6>246,181           5.4

Timothy Vergo,
Vice President-Wholesale Operations        <F6>20,661           *

Wayne T. Yodzio,
Vice President-Retail Operations            <F6>5,200           *

All Directors and Executive Officers
of the Company as a Group (13 persons)  <F7>3,064,716          62.8

*Indicates the number of shares constitutes less than 1% of the outstanding Common Stock.

<F1>    Each director, nominee and executive officer in the above
table possesses sole voting and sole investment power with respect to the shares shown to be owned by him except for such shares as to which beneficial ownership is disclaimed in a footnote.

<F2>    Includes 173,039 shares owned of record by Mr. Futerman's
spouse.   Mr.  Futerman disclaims beneficial ownership  over  the
shares held by his spouse.

<F3>    Includes 15,849 shares owned of record by members of  Mr.
Futerman's immediate family and 135,020 shares which may be purchased by Mr. Futerman pursuant to stock options that are currently exercisable or become exercisable within 60 days from December 31, 1996. Mr. Futerman disclaims beneficial ownership over all shares owned by his immediate family members.

<F4>    Includes 74,904 shares owned of record by members of  Mr.
Chessin's immediate family and 35,428 shares which may be purchased by Mr. Chessin pursuant to stock options that are currently exercisable or become exercisable within 60 days of December 31, 1996. Mr. Chessin disclaims beneficial ownership over all shares owned by his immediate family members.

<F5>    Includes 68,415 shares owned of record by members of  Mr.
Jevotovsky's immediate family and 18,331 shares which may be purchased by Mr. Jevotovsky pursuant to stock options that are currently exercisable or become exercisable within 60 days of December 31, 1996. Mr. Jevotovsky disclaims beneficial ownership over all shares owned by his immediate family members.

<F6>    Includes  shares issuable upon exercise of stock  options
presently exercisable or which become exercisable within 60 days from December 31, 1996 as follows: Stephen B. Ashley, 4,688 shares; Gordon E. Forth 4,688 shares; Robert I. Israel 4,688 shares; E. Philip Saunders 4,688 shares; David M. Appelbaum 4,437 shares; Timothy Vergo 20,661 shares; and Wayne T. Yodzio 5,200 shares.

<F7>    Includes 319,148 shares issuable upon exercise  of  stock
options presently exercisable or which become exercisable with 60 days from December 31, 1996.

<F8>   The percentages in this column have been calculated on the basis of the 4,562,513 shares outstanding on December 31, 1996, plus the number of shares of Common Stock deemed outstanding pursuant to Securities and Exchange Commission Rule 13d-3(d)(1).


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      As of September 30, 1996, the Company leased from Michael Futerman, Eli N. Futerman, Daniel J. Chessin and Ira D.
Jevotovsky  and  their  wives  or partnerships,  corporations  or trusts in which such persons have interest, 12 of its 17 distribution center sites and 34 of its 82 Advantage Auto Stores sites. (Michael Futerman is the Company's Chief Executive
Officer and director and a greater than 5% beneficial owner of Common Stock; Eli N. Futerman is the Company's President, a director and a greater than 5% beneficial owner of Common Stock; Daniel J. Chessin is the Company's Executive Vice President, Secretary and a director; Ira D. Jevotovsky is the Company's Vice President-Human Resources and a director.) The approximate total gross distribution center space under such leases was approximately 353,300 square feet. The approximate aggregate store space under such leases was 164,678 square feet. All such leases provide for security deposits equal to one month's rent, annual base rental increases equal to the annual increase in a specified Consumer Price Index ("CPI") applied to the preceding year's base rent, and for the Company to pay insurance, and real property taxes and utilities and to perform all maintenance and repairs. In fiscal 1996, the Company paid approximately $1,914,000 as base rental for all distribution centers and store properties under such related party leases. As of September 30, 1996, the total base rentals payable under all such distribution center and store leases through the end of their respective terms was approximately $5.3 million, subject to CPI-based increases described above. Some of the aforementioned leases have been capitalized. These rental figures are total rents for all such leases, including amounts representing interest under those leases which have been capitalized. The Company believes that these related party distribution center and Advantage Auto Store leases taken as a whole are no less favorable to the Company than leases which could have been obtained from third parties dealing at arm's length.

      The  Company leases certain computer equipment from Eli  N.
Futerman.   The  aggregate rentals payable under  this  lease  in
fiscal 1996 were approximately $90,000. Total rentals payable through the end of the computer leases's term is $63,000.

      As of September 30, 1996, the Company's wholly-owned subsidiaries Meisenzahl Auto Parts, Inc. and Regional Parts, Inc. (collectively, "Meisenzahl") leased two locations from David M. Appelbaum. (Mr. Appelbaum is the Company's Vice President-Direct Distribution.) The approximate total gross space under such leases is approximately 45,000 square feet. Both leases require the Company to pay insurance and real property taxes and utilities and to perform all maintenance and repairs. As of
September 30, 1996, the total base rentals payable under both leases through the end of their respective terms was approximately $2.0 million or approximately $250,000 annually. The Company believes that these leases taken as a whole are no less favorable to Meisenzahl than leases which could have been obtained from third parties dealing at arm's length.

     Meisenzahl is liable under guarantees in favor of the holder of first priority mortgages covering the property leased from Mr. Appelbaum pursuant to which approximately $1.8 million in the
aggregate  was  outstanding  as  of  September  30,  1996.    Mr.
Appelbaum agreed to indemnify, defend and hold harmless the Company from any losses which arise from or are related to such guarantees.

      By an Agreement dated August 14, 1995, the Company entered into a split-dollar arrangement with a Trust established by Eli
N. Futerman of which Fleet Trust Company is the Trustee. Pursuant to the Agreement, the Company pays a portion of the annual premium on an insurance policy held in the Trust. The policy is a single life policy payable upon the death of Mr. Futerman. The face value of the policy is $1 million. Pursuant to the terms of the Trust, Mr. Futerman's wife will receive the proceeds of the policy (less reimbursement to the Company for premiums) if she survives her husband. The amount of all premiums paid by the Company constitutes indebtedness from the Trust to the Company. Upon termination of the Agreement, the Company is entitled to receive from the Trust the amount equal to the premiums it has paid. The Company paid $14,008 of premiums during the 1996 fiscal year in connection with this arrangement. Mr. Futerman acquired this policy during fiscal year 1994.

      By an Agreement dated January 18, 1996, the Company entered into a split-dollar arrangement with a Trust established by Daniel J. Chessin of which Fleet Trust Company is the Trustee. Pursuant to the Agreement, the Company pays a portion of the annual premium on an insurance policy held in the Trust. The policy is a single life policy payable upon the death of Mr. Chessin. The face value of the policy is $1 million. Pursuant to the terms of the Trust, Mr. Chessin's wife will receive the proceeds of the policy (less reimbursement to the Company for premiums) if she survives her husband. The amount of all premiums paid by the Company constitutes indebtedness from the Trust to the Company. Upon termination of the Agreement, the Company is entitled to receive from the Trust the amount equal to the premiums it has paid. The Company paid $11,851 of premiums during the 1996 fiscal year in connection with this agreement. Mr. Chessin acquired this policy during fiscal year 1994.


     In February 1996, Michael Futerman and Eli Futerman advanced $2.5 million to the Company. The Company repaid $350,000 of this debt and exchanged five-year subordinated notes for the demand notes representing the $2,150,000 principal balance of this debt. The Futermans' subordinated notes bear interest at the rate of 12% per annum. Interest is payable monthly. The notes are redeemable at the option of the Company, in whole or part, at any time, subject to subordination agreements with the Company's banking syndicate. The notes are payable in 50 equal monthly principal payments which commenced January 1, 1997, and continue through and including February 1, 2001. In the event that the Company's net income is $4,141,000 or greater in any fiscal year, then the Company must make a principal prepayment on the notes in equal to 19.186% of its net income in excess of such amount, provided the Company is not in default under the credit facility with its banking syndicate. The Futermans' notes are unsecured and subordinate to all of the Company's indebtedness to its banking syndicate.

      Gordon E. Forth, a director of the Company, is a partner in Woods, Oviatt, Gilman, Sturman & Clarke LLP, which serves as the Company's principal outside counsel. Robert I. Israel, also a director of the Company, is a Managing Director of Schroder Wertheim & Co. Incorporated, which periodically provides investment banking services to the Company.


SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent auditors through fiscal year end 1997. Coopers & Lybrand L.L.P. audited the Company's financial statements for the 1996 fiscal year and has performed such services since 1988. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


OTHER BUSINESS

      As of the date of this Proxy Statement, the Company's management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described above. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the proxy on such matters in accordance with their best judgment.

      The cost of solicitation of proxies in connection with the Annual Meeting will be paid by the Company. In addition to solicitation by use of mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit Proxies personally or by telephone, telegraph or cable. The Company will reimburse any banks, brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation material to the beneficial owners of the Common Stock held by them.


PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

      Shareholder proposals for inclusion in the proxy statement and form of proxy for the next Annual Meeting of Shareholders must be received by the Company at its executive offices on or before November 15, 1997.




                              Daniel J. Chessin,
                              Director, Executive Vice President
                              and Secretary


Rochester, New York
January 24, 1997




                           EXHIBIT A

                       AMENDMENT NO. 2 TO
                HAHN AUTOMOTIVE WAREHOUSE, INC.
                     1992 STOCK OPTION PLAN

     Pursuant to Section 16 of the Hahn Automotive Warehouse 1992
Stock Option Plan, as amended by Amendment No. 1 (collectively, the "Plan"), Hahn Automotive Warehouse, Inc. (the "Company") hereby amends the Plan as follows:

      1.    Effective  immediately, the first four  sentences  of
Section 3 of the Plan entitled "Administration of the Plan" is deleted in their entirety and replaced with the following sentences:

                The  Plan will be administered  by  the
          Board of Directors or a committee appointed by the Board of Directors (which shall serve at the pleasure of the Board of Directors).
          If the Board elects to appoint a committee, the Board shall grant power to the committee to authorize the issuance of the Company's
          Company Stock pursuant to the options granted under the Plan. As used herein, "Committee" shall refer to either the Committee selected by the Board or the Board if it elects to administer the Plan. The Committee shall be constituted to permit the Plan to comply with Rule 16b-3.

      2. Subject to approval by the Company's shareholders, effective November 8, 1996, the first sentence of Section 4 of the Plan entitled "Shares Subject to the Plan" is deleted in its entirety and the following new sentence is substituted in its place:

                     Subject  to adjustment as provided
          in Paragraph 15 herein, the Stock that may be
          optioned  or  purchased under the  Plan  from
          time to time will not exceed an aggregate  of
          750,000  shares  and  such  shares   may   be
          authorized,   unissued  shares  or   treasury
          shares, reacquired shares or any combination of the foregoing. The Company may repurchase shares for this purpose.

      3. Subject to approval by the Company's shareholders, effective November 8, 1996, the second sentence of Section 16 is deleted in its entirety and the following new sentence is substituted in its place:

          If not sooner terminated, the Plan will
          terminate automatically on July 31, 2002.

     Except as amended above, the Plan shall remain in full force and effect according to its terms and provisions.

     Done this 8th day of November, 1996.


                              Hahn Automotive Warehouse, Inc.

                                 By://S Eli N. Futerman
                                 Name: Eli N. Futerman
                                 Title: President